EXHIBIT 10.1
                                                                    ------------
                              CONSULTING AGREEMENT
                              --------------------

THIS AGREEMENT is made this 9th day of March 1999, between K. M. Ward Inc., a California corporation (hereinafter "WARD"), and TMANGLOBAL.COM, Inc., a Florida corporation (hereinafter "TMAN").

                                    RECITALS

       A. TMAN wishes to retain WARD to provide advisory/business development services.

       B. WARD is willing to provide such services as are more fully described herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1. FURNISHING OF INFORMATION BY TMAN: TMAN shall furnish to WARD information such as copies of disclosure and filing materials, financial statements, business plans, promotional information and background of TMAN's officers and directors ("Information Package"). TMAN shall update the Information Package on a continuous basis. TMAN understands that the sole purpose for providing WARD with the Information Packages is for utilization in a management advisory service capacity. WARD is not obligated to assess the financial viability of TMAN. WARD can only rely on, and assume the accuracy of the Information Package provided.

2. REPRESENTATIONS AND WARRANTIES OF TMAN: TMAN represents that all information included in the Information Package furnished to WARD shall disclose all material facts in order for WARD to perform appropriate due diligence and shall not omit any facts necessary to make statements on behalf of TMAN. The parties warrant to each other that they each have full power and authority to execute this Agreement for and on behalf of themselves and/or their respective companies.

3. COVENANTS OF TMAN: TMAN covenants and warrants that any information submitted shall be truthful, accurate, in compliance with all copyright and all other applicable laws and regulations and will not be submitted in connection with any improper or illegal acts or deeds.

4. DUTIES: Based on the Information Package, WARD will perform the services and for a period of time more fully described in Exhibit "A" pursuant to the terms hereof, which services shall include WARD performing management advisory services on behalf of TMAN in introducing it to multiple business opportunities.

5. RELATIONSHIP OF THE PARTIES: WARD and TMAN shall each appoint a designated representative. Said designated representative shall be the contact person for all matters relating to this service Agreement.

6. COMPENSATION: As remuneration for services performed pursuant to this Agreement, a 25,000 shares of free-trading common stock of TMAN will be issued to WARD, as well as an additional 25,000 restricted shares of TMAN common stock, according to the terms outlined in Exhibit A.

       a. It is understood and agreed by the Parties that the above compensation should be handled in a timely manner upon execution of this Agreement. The stock certificates will be shipped to WARD within thirty (30) days from both parties signing this Agreement.

       b. The restricted shares acquired under this Agreement shall be registered no later than the anniversary date of the Agreement, or by way of a Piggyback Registration, whichever is earlier. These restricted common shares fall under the registration requirements pursuant to Rule 144 of the Securities Act.

       c. This represents the entire Agreement between WARD and TMAN with regards to compensation. No cash compensation shall be made to WARD by TMAN for any expenses incurred by WARD on behalf of TMAN, pursuant to this Agreement.

7. ASSUMPTION OF LIABILITY AND INDEMNIFICATION: TMAN assumes and claims all responsibility and liability for the content of all information disseminated on behalf of TMAN which has been approved by TMAN. TMAN shall indemnify and hold WARD harmless from and against all demands, claims or liability arising for any reason due to the context of information disseminated on behalf of TMAN. This indemnity shall include any costs incurred by WARD including, but not limited to, legal fees and expenses incurred both in administrative proceedings, at trial and appellate levels, in settlement of claims and payment of any judgement against WARD. WARD will also be held responsible for any material omissions or inaccuracies caused by any of their employees or agents with regard to TMAN, and WARD will indemnify TMAN for any actions brought against TMAN resulting from such omissions or inaccuracies which were directly or indirectly caused by WARD relevant to this Agreement.

8. FORCE MAJEURE: If WARD's performance of this Agreement or any obligation hereunder is prevented, restricted, or interfered with by causes beyond its reasonable control including, but not limited to, acts of God, fire explosion, vandalism, cable out, storm, or other similar occurrence, any law, order, regulation, direction, action or request of the United States (or any governments) or state or local governments or of any one or more said governments, or of any civil or military authority or by national emergency, insurrection, war strike, lookout or work stoppage or other labor difficulties, supplier failure shortage, breach or delay, then WARD shall be excused from such performance on a day-to-day basis to the extent of such restriction or interference. WARD shall use reasonable efforts under the circumstances to avoid or remove such causes or nonperformance and shall proceed to perform with reasonable dispatch whenever such causes are removed.

9. TERMINATION FOR CAUSE: Both parties further agree that either party may terminate this Agreement without recourse if one of the parties is found to be in violation of rules promulgated by any United States regulatory agency or of any state regulatory agency. TMAN also has the same recourse if WARD fails to use the information provided and approved by TMAN. Illegal activity shall include but not be linked to: the release of false press releases or the payment of any securities or money to brokers. In the event of such action, WARD will be entitled to retain only a pro-ration of any compensation paid.

10. ASSIGNMENT AND DELEGATION: Neither party may assign any rights or delegate any duties hereunder without the other party's express prior written consent. This Agreement shall benefit solely the named parties and no other person shall claim, directly or indirectly benefit hereunder, express or implied, as a third party beneficiary or otherwise. Wherever in this Agreement a party is named or referred to, the successors (including heirs and personal representative of individual parties) and permitted assigns of such party shall be deemed to be included, and all agreements, promises, covenants and stipulations in this Agreement shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

11.    NON-CIRCUMVENTION: TMAN further agrees:

       (a) That any information leading to the identification of buyer, seller, agent, associate, contact, investor, lender, parallel company or corporation or their representative, or any entity that has or is about to supply or purchase, or act as agent, or contact in any business opportunity sales or purchase, either directly, or indirectly through either party, shall be considered the permanent account or trade secret of the introducing Party, and the disclosing Party shall be notified of and included in any future sales, dealings, or commission agreements with the identified person, firm, corporation or business opportunity or trade secret, by separate agreement added to and made a part of this agreement.

       (b) It is agreed that the introduction of prospective business opportunities will be documented by letter, telex, fax or other written instrument and the notified Party shall have ten (10) business days from the date thereof to advise the disclosing Party in writing, addressed to the disclosing Party's address below, whether or not the other party is already conducting negotiations with said person, firm, corporation or business opportunity or trade secret.

       (c) Both Parties agree not to circumvent the other in any dealings one may have with the other, and agree to protect the confidentiality of the information disclosed by the other in all present and future dealings. No disclosure of the identity of a party introduced by one party to the other shall be made, unless it is expressly authorized in writing by the introducing Party.

       (d) This Section (11) will survive the expiration of this Agreement for a period of one (1) year from the date of its signing.

12. ENTIRE AGREEMENT: This writing contains the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements, understandings, representations and warranties. No representations were made or relied upon by either party, other than those expressly set forth. Furthermore, TMAN understands that WARD makes no guarantees, assurances or representations in regard to the results of its management advisory services. No agent, employee or other representative of either party is empowered to alter any of the above terms, unless done in writing and signed by an executive officer of the respective parties.

13. SEVERABILITY: If any provision of this Agreement is held invalid, unenforceable or void, the remainder of the Agreement shall not be affected thereby and shall continue in full force and effect.

14. CONTROLLING LAW AND VENUE: This Agreement's validity, interpretation and performance shall be controlled by and construed under the laws of the State of Florida. The proper venue and jurisdiction shall be the Circuit Court in Orange County, Florida.

15. PREVAILING PARTY: In the event of the institution of any legal proceedings or litigation, at the trial level or appellate level, with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party all costs, reasonable attorney's fees and expenses.

16. FAILURE TO OBJECT NOT A WAIVER: The failure of either party to this Agreement to object to, or to take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach, or of any future violation, breach or wrongful conduct.

17. NOTICES: All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the appropriate representative as follows:

       WARD:               K.M. Ward, Inc.
                           133 F Avenue
                           Coronado, CA 92118
                           Attn:  Kevin Ward, President

       TMAN:               TMANGLOBAL.COM
                           1000 Universal Studios Plaza #22
                           Orlando, FL 32819
                           Attn:  Tony Interdonato, CEO

18. HEADINGS: Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

19. TIME: For all intents and purposes, time is of the essence with this matter. Transmission of faxed signatures are acceptable with hard copy to follow. Once signed by WARD and faxed back to TMAN will deem this Agreement to be in full force and effect.

                                   EXHIBIT "A"
                                   -----------


                         SPECIFIC WARD SERVICES TO TMAN


DUTIES:
-------

During the term of this Agreement, WARD shall consult with TMAN concerning corporate/business development; those services to include, but not be limited to:


       1. The dissemination of information regarding the business of TMAN to WARD's network of brokers;

       2. Introducing TMAN to others who can affect and enhance the price and volume of TMAN's publicly traded shares through strategic alliance with either themselves and/or their organizations.


TERMS:
------

The term of this Consulting Agreement shall be for a twelve (12) month period commencing on the date hereof with a six (6) month minimum, subject to a performance review by TMAN, and will continue thereafter until terminated by TMAN with a thirty (30) day written notice to WARD.



IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.


TMANGLOBAL.COM, INC.                             K. M. WARD, INC.



By: /s/ Tony Interdonato                         By: /s/ Kevin Ward
   -----------------------------                    ----------------------------
      Tony Interdonato as CEO                           Kevin Ward as President